Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Athersys, Inc. for the registration of its equity and debt securities and to the incorporation by reference therein of our reports dated March 14, 2019, with respect to the consolidated financial statements and schedule of Athersys, Inc., and the effectiveness of internal control over financial reporting of Athersys, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

January 16, 2020